EXHIBIT 99.2

RESOLUTIONS ADOPTED BY BOARD OF DIRECTORS OF
TORTOISE ESSENTIAL ASSETS INCOME TERM FUND
ON JANUARY 18, 2019

Certified Resolutions

The undersigned, as Secretary of Tortoise Essential Assets Income Term Fund (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors (the "Board") of the Company, including the directors who are not "interested persons" of the Company, at a meeting of the Board held on January 18, 2019:

RESOLVED, that the Company's purchase and maintenance of fidelity bond coverage as required by Rule 17g-1 under the 1940 Act, and the payment by the Company of the premium for such coverage, is hereby approved;
FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to make application for, and maintain fidelity bond coverage for, the Company in the amount of $750,000, or such greater amounts as officers of the Company may from time to time determine in accordance with the provisions of Rule 17g-1 under the 1940 Act, and to present such policy for ratification at the Board meeting following obtaining such fidelity bond coverage;
FURTHER RESOLVED, that the Secretary of the Company is hereby designated the officer to make the filings and give the notices required by Paragraph (g) of Rule 17g-1.

TORTOISE ESSENTIAL ASSETS INCOME TERM FUND

Date: April 10, 2019	By:	/s/ Diane Bono
Name: Diane Bono
Title: Secretary